Exhibit 10.1

November 4, 2019

Weyco Group, Inc.

333 West Estabrook Boulevard

Glendale, Wisconsin 53212

Re:	Renewal of Expiration Date for that certain $60,000,000.00 Working Cash® Line of Credit (“Line of Credit”) extended by PNC Bank, National Association (the “Bank”) to Weyco Group, Inc. (the “Borrower”)

Ladies/Gentlemen:

We are pleased to inform you that the Line of Credit has been renewed. The Expiration Date of the Line of Credit, as set forth in that certain Committed Line of Credit Note executed and delivered by the Borrower to the Bank dated November 5, 2013 (the “Note”) and/or that certain loan agreement governing the Line of Credit (the “Loan Agreement”), has been extended from November 5, 2019 to November 5, 2020, or such later date as may, in the Bank's sole discretion, be designated by the Bank by written notice from the Bank to the Borrower, effective on November 6, 2019. All sums due under the Note, the Loan Agreement or any related documents, instruments and agreements (collectively as amended from time to time, the “Loan Documents”) shall be due and payable on the Expiration Date, as extended hereby. All other terms and conditions of the Loan Documents governing the Line of Credit remain in full force and effect.

It has been a pleasure working with you and I look forward to a continued successful relationship. Thank you again for your business.

Very truly yours,

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Ghada Shalabi
Ghada Shalabi
Vice President